Exhibit 99.1

RBC Capital Markets, LLC Selected as Placement Agent for Ohio Air Quality Bonds to Fund Lima Energy

Cincinnati – February 11, 2011.  RBC Capital Markets, LLC (“RBCCM”) has entered into a Placement Agreement with Lima Energy Company (“Lima Energy”) for up to $600,000,000 in Taxable Economic Development Revenue Bonds, Series 2011 to be issued by the Ohio Air Quality Development Authority (OAQDA).  This OAQDA Bond funding will be used by Lima Energy to complete construction of Lima Energy GAS 1 which is a cleantech facility being designed to deliver low cost synthetic natural gas (SNG) to Procter & Gamble under a long term contract and other customers.

Lima Energy construction is expected to create up to 1,000 construction jobs and 120 operating jobs.  Twenty percent of the operating jobs will come from the Local Enterprise Zone neighborhood.  Lima Energy features an ultra clean btu converter that is designed to transform solid hydrocarbons, into low cost clean energy products with near zero emissions while capturing and fully utilizing the CO2 produced during the manufacture of the SNG.

About Lima Energy Company

Lima Energy Company is an advanced energy company with plans to construct this cleantech synthetic fuel manufacturing facility in Lima, Ohio.  The Lima Energy facility is being designed to produce up to: 2.7 million Barrels of Oil Equivalent (BOE) per year of SNG in GAS 1; 5.3 million BOE per year of SNG in GAS 2; and 516 megawatts of power in the combined cycle gas turbine (CCGT) phase.  When all phases are complete, total SNG production is designed to be 47 billion cubic feet per year (equivalent to 8.0 million BOE per year).  Lima Energy Company is a subsidiary of USA Synthetic Fuel Corporation.

About USA Synthetic Fuel Corporation (OTCQB:USFC)

USA Synthetic Fuel Corporation (OTCQB:USFC) is an environmental energy technology company focused on building ultra clean btu converters designed to enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products:  pipeline quality synthetic natural gas (SNG), transportation fuel (diesel, jet, gasoline), hydrogen, and power.  USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance.  The company’s leading btu converters are in development and/or construction and are designed to produce 100,000 BOE (barrels of oil equivalent) per day of low cost synthetic fuel.  The company has established the long term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030.  The company owns 1.02 Billion BOE in solid hydrocarbon energy.

About RBC Capital Markets, LLC

RBC Capital Markets, LLC is a premier investment bank. Our strengths in providing focused expertise, superior execution and insightful thinking have consistently ranked us among the top 20 global investment banks. With over 3,300 employees, we provide our capital markets products and services from 75 offices in 15 countries and work with clients through operations in Asia and Australasia, the UK and Europe and in every major North American city.

We are part of a global financial institution, Royal Bank of Canada (RBC). RBC has been providing financial services for over 140 years. We are among the top 20 largest banks globally by market cap and the highest credit ratings of any financial institution: Moody’s Aa1 and Standard & Poor’s AA.

Total revenue	USD 27.2 billion2
Net income	USD 5.0 billion2
Market capitalization	USD 79.2 billion3
7th largest bank in NA, 12th largest bank globally by market capitalization3
Assets USD 711.7 billion	7th largest bank in NA by assets
Credit rating	Aa1 (Moody’s) AA- (S&P)
Clients worldwide	18 million
Countries of operation	53
Employees worldwide	79,000
Assets under administration (AUA)	USD 670.1 billion4
Assets under management (AUM)	USD 259.4 billion4
Employees globally	3,447
Offices globally	75
	U.S.	Canada	UK & Europe	Asia & Australia	Other
Geographic breakdown of employees	1,616	1,119	534	176	2
Geographic breakdown of offices	53	7	8	6	1
Retail Distribution Network
Total NA advisors	3,561
Canadian investment advisors	1,439
U.S. investment advisors	2,122
1. All financial information is as of October 31, 2010, unless otherwise noted. 2. For 12 month period ending October 31, 2010 3. Source: Bloomberg As of December 2, 2010 4. This amount excludes Institutional Investor Services assets that were contributed to the joint venture RBC Dexia Investor Services on January 2, 2006.

Conversion CAD1 = USD .959 End of period - Conversion CAD1 = USD .98
® Registered trademark of Royal Bank of Canada. RBC Capital Markets is a registered trademark of Royal Bank of Canada. Used under license. 10-1113

Forward-Looking Statements

Statements in this news release that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans to, and objectives for, future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “projects”, or similar terms, variations of such terms or the negative of such terms.  Forward-looking statements are based on management’s current beliefs, opinions, and expectations.  Actual results could differ materially from those currently anticipated due to a number of factors.  Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including our Form 10.

For further information, please contact:

USASF:	RBC Capital Markets:
H. L. Reichart	Daniel R. Blank
info@usasfc.com	dan.blank@rbccm.com